Exhibit 99.16

POWER OF ATTORNEY

We, the undersigned Trustees and officers of RS INVESTMENT TRUST (the “Trust”), hereby severally constitute and appoint Terry R. Otton, Benjamin L. Douglas, and each of them singly, our true and lawful attorneys, with full power to them and each of them, to sign for us, and in our name and in the capacities indicated below, the Registration Statement on Form N-14 relating to the proposed reorganization of RS Internet Age Fund in to the Information Age Fund, each a series of the Trust, and any and all amendments (including pre-effective and post-effective amendments) to said Registration Statements, and to file the same with all exhibits thereto, and other documents in connection with the securities commissioner or any state, or with other regulatory authorities, granting unto them, and each of them acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in the premises, as fully to all intents and purposes as he or she might do in person, and hereby ratify and confirm all that said attorneys or any of them may lawfully do or cause to be done by virtue thereof.

WITNESS my hand on the date set forth below.

Signatures	Title	Date

/s/ JAMES E. KLESCEWSKI	Treasurer and Principal Financial and	April 4, 2007
James E. Klescewski	Accounting Officer

/s/ LEONARD B. AUERBAC	Trustee	April 4, 2007
Leonard B. Auerbach

/s/ JUDSON BERGMAN	Trustee	April 4, 2007
Judson Bergman

/s/ JEROME S. CONTRO	Trustee	April 4, 2007
Jerome S. Contro

/s/ JOHN W. GLYNN	Trustee	April 4, 2007
John W. Glynn, Jr.

/s/ ANNE M. GOGGIN	Trustee	April 4, 2007
Anne M. Goggin

/s/ DENNIS J. MANNING	Trustee	April 4, 2007
Dennis J. Manning